                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of this 1st day of January, 2002, by and between Covansys Corporation, a Michigan corporation (the "Company"), and Martin C. Clague (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, in each case upon the terms and conditions set forth herein; and

         WHEREAS, the Company recognizes and the Executive agrees that, as a key employee of the Company, if the Executive were to compete with the Company, he could cause the Company great harm;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

         1. Agreement to Employ: No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company. The Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he is bound.

         2. Term: Position and Responsibilities.

                  (a) Term of Employment. Unless the Executive's employment shall sooner terminate pursuant to Section 6, the Company shall employ the Executive for a term commencing on January 1, 2002, (the "Effective Time") and ending on the third anniversary thereof the "Initial Term". The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

                  (b) Position and Responsibilities. During the Employment Period, the Executive shall serve as President and Chief Operating Officer ("COO") of the Company and shall have such duties and responsibilities consistent with the Executive's title and position as the Board of Directors of the Company (the "Board") specifies from time to time consistent with the responsibilities currently assigned to the office.


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         3. Base Salary. As compensation for the services to be performed by the
Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $500,000, payable in installments on the Company's regular payroll dates. The Compensation Committee of the Board shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase (but may not decrease) such base salary from time to time based upon the performance of the Executive, the financial condition of the Company, prevailing industry salary levels and such other factors as the Compensation Committee shall consider relevant. (The annual base salary payable to the Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary.")

         4. Incentive Compensation Arrangements.

                  (a) Annual Incentive Compensation. The Company shall establish an annual bonus plan for the Executive (the "Bonus Plan") intended to meet the requirements of Section 162(m) of the Internal Revenue Code. During the Employment Period, the Bonus Plan shall provide that, for each fiscal year of the Company ending during the Employment Period (each such year, a "Bonus year"), the Executive shall be entitled to an annual incentive bonus under the Bonus Plan of up to 100% of his Base Salary for such Bonus year if the Company and the Executive have achieved the target financial and other performance objectives established by the Compensation Committee or the Board for such Bonus year, which objectives shall be reasonably acceptable to the Executive. The annual incentive bonus payable to the Executive under the Bonus Plan shall be paid in cash and shall be paid no later than 30 days following receipt by the Board of the consolidated financial statements of the Company for the applicable Bonus Year. Seventy-five (75%) percent shall be earned if the Executive achieves the target for the Bonus Year. The additional 25% shall be earned in an amount thereof equal to the percentage by which the Executive exceeds his target.

                  (b) Option Grant. As of January 1, 2002, the Company shall grant to the Executive options to acquire Five Hundred Thousand (500,000) shares of the Company's common voting stock pursuant to the Company's 1996 Stock Option Plan (the "Stock Options").

                  The option prices shall be as follows:

                  150,000 at the market price on the date of grant, 175,000 at $20.00 per share,
                  175,000 at $30.00 per share.


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                  The options shall vest as follows:

                  50% after two years,
                  50% after three years.

                  In addition, the second 175,000 option tranch shall be exercisable only after the stock has traded at a price greater than $20.00 per share for twenty consecutive trading days and the third 175,000 option tranch shall be exercisable only after the stock has traded at a price greater than $30.00 per share for twenty consecutive trading days. The parties agree that the maximum number of such options, permitted by applicable law, shall be incentive stock options. The Company's Board of Directors shall determine, at its next meeting, the exercise period for vested options after termination of the Executive's employment.

         5. Employee Benefits; Perquisites, etc.

                  (a) Vacation. The Executive shall be entitled each year to twenty-nine (29) days of Paid Time Off or such greater amount as shall be determined in accordance with the policy of the Company established from time to time.

                  (b) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in the incentive, profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by the Company for its senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. The benefits referred to in this
Section 5 shall be provided to the Executive on a basis that is commensurate with the Executive's position and duties with the Company hereunder.

                  (c) Perquisites. During the Employment Period, the Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with the Executive's position and duties with the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

                  (d) Business Travel, Lodging, etc. The Company shall reimburse the Executive for reasonable travel, lodging, meals, entertainment and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's current business travel and expense reimbursement policy. These amounts shall include maintenance of living quarters in the Detroit area (in an amount which shall be agreed upon on or


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before February 15, 2002) and travel expenses between the Detroit area and the
Executive's permanent residence for up to four (4) trips per month (which shall not exceed $4,500 in any month) and the lease for the Executive's benefit of an automobile manufactured in the United States of America (the lease payment for which shall not exceed $500 per month). In addition, the Executive shall be reimbursed reasonable hotel and other living expenses for the period from December 1, 2001, through February 15, 2002.

         6. Termination of Employment.

                  (a) Termination Due to Death, Retirement or Disability. In the event that the Executive's employment hereunder terminates due to his death or is terminated by the Company due to the Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of the Executive except as provided in Section 6(f)(iii). In the event that the Executive's employment hereunder terminates due to his retirement at or after age 65, no termination benefits shall be payable to or in respect of the Executive except as provided in Section 6(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for a continuous period of six months or longer or 180 days in any consecutive 365 day period. The determination of the Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician. The Company may, in its discretion and at its own expense, obtain insurance upon the life of the Executive, the proceeds of which shall be payable to the Company. The Executive hereby consents to the issuance of any such insurance.

                  (b) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause (as defined below), provided that the Executive shall be given prior written notice of any proposed termination of his employment for Cause, specifying in reasonable detail the circumstances claimed to provide the basis for such termination and the Executive shall not have cured such circumstances to the satisfaction of the Board within 20 days of receipt of such written notice. "Cause" shall mean the willful or habitual neglect or willful or habitual failure by the Executive to perform his duties under this Agreement, the dishonesty of the Executive in any material respect in connection with the performance of his duties or if the Executive is convicted of, or pleads guilty or no contest to, a felony.



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                  (c) Termination Without Cause. The Company may terminate the
Executive's employment with or Without Cause. A termination "Without Cause" shall mean a termination of the Executive's employment by the Company other than due to Disability as described in Section 6 (a) or for Cause as described in
Section 6(b).

                  (d) Termination by the Executive for Good Reason. The Executive may terminate his employment with or without Good Reason. A termination of employment by the Executive for "Good Reason" shall mean a termination by the Executive of his employment with the Company within 20 days following the occurrence, without the Executive's consent, of any of the following events: (i) the assignment to the Executive of duties or responsibilities that are significantly different from, and that result in a substantial diminution of, the duties or responsibilities that he is to assume at the Effective Time as contemplated by Section 2(b) of this Agreement, or (ii) a reduction of the Executive Base Salary or annual bonus opportunity.

                  (e) Notice of Termination. Any termination of the Executive's employment by the Company pursuant to Section 6(a), 6(b) or 6(c), or by the Executive pursuant to Section 6(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement identifying the specific provisions of this Section 6 under which such termination is being effected (a "Notice of Termination").

                  (f) Payments Upon Certain Terminations.

                           (i) Subject to Section 7, in the event of a termination of the Executive's employment by the Company without Cause, a termination by the Executive of his employment for Good Reason, or a termination of employment as a result of Executive's death (any such termination, a "Qualifying Termination"), if such termination occurs within 12 months of the date hereof, the Executive shall receive the greater of (x) the balance of Base Salary that would otherwise be payable for that year or (y) $200,000 payable in a lump sum and if such termination occurs after 12 months from the date hereof, the Executive shall receive an amount equal to the Executive's Base Salary in effect immediately prior to such termination payable in a lump sum. In addition, the Executive shall be paid any accrued, earned bonus on a pro rata basis.

                           (ii) If the Executive's employment is terminated by the Company for Cause or the Executive shall terminate his employment without Good Reason during the Employment Period, or on account of retirement at or after age 65, the Company shall pay the Executive his full Base Salary through the Date of Termination.



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                           (iii) In the case of the Executive's termination of
         employment due to the Executive's death, the Company shall pay the Executive's full Base Salary through the Date of Termination. If the Executive's employment is terminated by the Company as a result of the Executive's Disability, the Company shall pay the Executive's full Base Salary through the Date of Termination.

                           (iv) In the case of any termination of employment, the Executive (or his estate, legal representative or beneficiaries) shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which the Executive was a participant during his employment with the Company in accordance with the terms thereof, provided that the Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance, bonus or incentive compensation (and the provisions of this Section 6(f) shall supersede the provisions of any such plan, policy, program or practice or the amounts payable hereunder shall be reduced by the amounts payable under any such severance, bonus or incentive compensation plan, policy, program or practice).

                  (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated by the Company for Cause, the latest of the date on which Notice of Termination is given as contemplated by Section 6(e), the date of termination specified in such notice and the date any applicable correction period ends, and
(iii) if the Executive's employment is terminated by the Company without Cause, due to the Executive's Disability or by the Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 6(e) or, if no such notice is given, 30 days after the date of termination of employment.

                  (h) Resignation upon Termination. Effective as of any Date of Termination under this Section 6 or as of such earlier date as the Company may request following the receipt or delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its Affiliates.

         7. Confidentiality; Nonsolicitation; Noncompetition; etc.

                  (a) Unauthorized Disclosure. During the period of the Executive's employment with the Company and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency,



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in which event, the Executive shall use his reasonable efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose or use for his benefit or gain any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of Company, the Company or any of their respective Affiliates or to management of Company, the Company or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of the Executive's breach of this Section 7).

                  (b) Non-Competition. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending on the first anniversary of the effective date of such termination, the Executive shall not, directly or indirectly, become employed in any capacity by, engage in business with, serve as an agent or consultant or a director, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person that competes or has a reasonable potential for competing, with any part of the business of the Company or any of its Affiliates (the "Business").

                  (c) Non-Solicitation of Employees. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending 18 months after the effective date of such termination, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates in connection with the Business at any time during which the Executive was employed by the Company (in the case of any such activity during such time) or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination), other than (A) any such solicitation or employment on behalf of the Company or any of its Affiliates during the Executive's employment with the Company or (B) the Executive's personal assistant, or (ii) induce any employee of the Company or any of its Affiliates who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of


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Sections 7(a), 7(b), 7(c) or 7(d) or to terminate his employment with the
Company.

                  (d) Non-Solicitation of Customers. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending 18 months after the effective date of such termination, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person throughout the world which is or was a customer, client or distributor of the Company or any of its Affiliates at any time during which the Executive was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of the Company or any of its Affiliates during the Executive's employment with the Company.

                  (e) Return of Documents. In the event of the termination of the Executive's employment for any reason, the Executive shall deliver to the Company all of (i) the property of each of Company, the Company and their respective Affiliates and (ii) the documents and data of any nature and in whatever medium of each of Company, the Company and their respective Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  (f) No Disparaging Comments. Each of the Company (on behalf of itself and its Board, officers and employees, acting in their capacities as such) and the Executive agrees not to make disparaging or derogatory comments about the other party, the Company's officers and directors (or their respective families), and/or any of their respective Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

         8. Certain Acknowledgments and Agreements: Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction.

                  (a) Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the


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requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

                  (b) The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its Affiliates and that (i) in the course of his employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Section 7 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) the Executive desires to be bound by such covenants and restrictions.

                  (c) The Company and the Executive each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan and the Federal courts of the United States of America located in the State of Michigan, in respect of the injunctive remedies set forth in this Section 8 and the interpretation and enforcement of Section 7 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 8, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court,
(iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 8.

                  (d) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 7, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.



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                  (e) If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

                  (f) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the restrictive covenants contained in Section 7, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

         9. Entire Agreement.

                  (a) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with the Executive by any other Person) are merged herein and superseded hereby.

                  (b) Except as provided herein, the Executive and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes any prior agreements between the Executive and the Company concerning the subject matter hereof.

         10. Miscellaneous.

                  (a) Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of Company, the Executive, and their respective Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section. The Company may effect such an assignment without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

                  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflicts of law.


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                  (c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  (d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by the Executive. If and for so long as the Executive serves as a member of the Board of Directors of the Company, he shall abstain from any vote with respect to his compensation or benefits or the terms of this Agreement, including modifications, waivers or amendments hereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)      If to the Company, to it at:

                           Covansys Corporation
                           32605 W.  Twelve Mile Rd., Suite 250
                           Farmington Hills, Michigan 48334
                           Attention: General Counsel

                  (B) if to the Executive, to him at his residential address as currently on file with the Company.




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         Copies of any notices or other communications given under this
Agreement shall also be given to:

                        Clayton, Dubilier & Rice, Inc.
                        375 Park Avenue
                        New York, New York 10152
                        Attention: Kevin J. Conway

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (h) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  (i) Certain Definitions.

                  "Affiliate" means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

                  "Control" means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Person" means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

                  "Subsidiary" means with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

                  "Successor" of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.


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         IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and the Executive has hereunto set his hand, in each case effective as of the date first above written.

                               COVANSYS CORPORATION


                               By: /s/ Ned C. Lautenbach
                                  ----------------------------------------------
                               Name: Ned C. Lautenbach
                                    --------------------------------------------
                               Title: Chief Executive Officer
                                     -------------------------------------------


                               EXECUTIVE:

                               /s/ Martin C. Clague
                               -------------------------------------------------
                               Martin C. Clague




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